Exhibit 99.1

LB Pharmaceuticals Appoints Kaya Pai Panandiker as Chief Commercial Officer

NEW YORK, NY, November 12, 2025 (GLOBE NEWSWIRE) — LB Pharmaceuticals, Inc (“LB Pharmaceuticals” or the “Company”) (Nasdaq: LBRX), a clinical-stage biopharmaceutical company developing novel therapies for schizophrenia, bipolar depression, and other neuropsychiatric diseases, today announced the appointment of Kaya Pai Panandiker as Chief Commercial Officer.

Ms. Pai Panandiker is a seasoned commercial and operating leader with more than 20 years of global biopharmaceutical experience, including extensive leadership in neuroscience commercialization and in launching and scaling global brands.

“We are very pleased to welcome Kaya to LB Pharmaceuticals,” said Heather Turner, Chief Executive Officer. “Her deep experience leading neuroscience brands and preparing multiple successful launches will be instrumental as we advance LB-102 toward registration and commercialization. Kaya’s proven ability to translate science into patient and market impact will be key to maximizing the potential of LB-102 and driving long-term value creation.”

Before joining LB Pharmaceuticals, Ms. Pai Panandiker served as Chief Commercial Officer at Neumora Therapeutics, a clinical-stage biopharmaceutical company pioneering precision medicines for brain diseases. Previously, she was Head of Commercial at Cerevel Therapeutics, which was acquired by AbbVie in 2024, and General Manager, Neuroscience at Lundbeck U.S., where she oversaw the U.S. launches of REXULTI® and TRINTELLIX®, and the bipolar indication for ABILIFY MAINTENA®, achieving blockbuster sales across the neuropsychiatry portfolio.

“It’s an exciting time to join LB Pharmaceuticals as we prepare to advance a differentiated therapy for schizophrenia and bipolar depression, with potential to benefit patients across a broader range of neuropsychiatric disorders,” said Ms. Pai Panandiker. “LB-102 represents meaningful innovation in an area of high unmet need, and I look forward to working with the LB team to bring this important treatment to patients.”

Ms. Pai Panandiker holds a Master’s degree in Public Policy from the University of Chicago and a Bachelor of Arts from the University of Wisconsin–Madison.

About LB-102

LB-102 is a Phase 3-ready oral, small molecule and a methylated derivative of amisulpride. In early 2025, LB Pharmaceuticals announced positive data from a four-week placebo-controlled, double-blinded, Phase 2 trial in patients with acute schizophrenia. The Phase 2 trial demonstrated statistically significant benefit versus placebo at all doses studied, a potentially class leading safety profile among D2 antagonists and partial agonists, and positive effects on negative symptoms and cognition. LB-102 is advancing into a Phase 3 clinical trial for acute schizophrenia and a Phase 2 clinical trial for bipolar depression. Additional expansion opportunities for LB-102 could include major depressive disorder (MDD), predominantly negative symptoms of schizophrenia, Alzheimer’s disease psychosis and agitation, as well as bipolar mania and cognitive impairment associated with schizophrenia.

About LB Pharmaceuticals

LB Pharmaceuticals is a clinical-stage biopharmaceutical company developing novel therapies for the treatment of schizophrenia, bipolar depression, and other neuropsychiatric diseases. The Company is building a pipeline that leverages the broad therapeutic potential of its lead product candidate, LB-102, which the Company believes has the potential to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States. LB-102, if approved, has the potential to become a mainstay of psychiatric practice by offering a potentially attractive alternative to branded and generic therapeutics for the treatment of schizophrenia, bipolar depression, and other neuropsychiatric diseases.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the expected clinical development and regulatory pathway and therapeutic benefits of LB-102 and continuing advancement of LB-102 and the Company’s portfolio. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: the Company’s limited operating history and historical losses; the Company’s ability to raise additional funding to complete the development and any commercialization of LB-102; the Company’s dependence on the success of its lead product candidate, LB-102; the Company’s ability to obtain regulatory approval of and successfully commercialize its product candidate; the early stages of clinical development of the Company’s lead product candidate, LB-102; any undesirable side effects or other properties of the Company’s product candidate; that the Company may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; the Company’s ability to obtain, maintain and protect its intellectual property; and the Company’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and its other documents to be subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Media:

Michael Tattory

LifeSci Communications

Mtattory@lifescicomms.com

Investor Relations:

Joyce Allaire

LifeSci Advisors

JAllaire@LifeSciAdvisors.com